EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTANTS
We have issued our report dated March 31, 2008, accompanying the consolidated financial statements included in the Annual Report of Technology Solutions Company and Subsidiaries on Form 10-K for the year ended December 31, 2007. We hereby consent to the incorporation by reference of said report in the Registration Statement of Technology Solutions Company and Subsidiaries on Form S-3 (File No. 333-33671, effective August 14, 1997), Form S-4 (File No. 333-123740, effective April 1, 2005), and Form S-8 (File No. 333-138698, effective November 14, 2006), (File No. 333-119773, effective April 1, 2005), (File No. 333-63057, effective September 8, 1998), (File No. 333-31387, effective July 16, 1997) of Technology Solutions Company and Subsidiaries.
/s/ GRANT THORTON LLP
Chicago, Illinois
March 31, 2008